Exhibit 10.24

MF GLOBAL LTD.

2007 LONG TERM INCENTIVE PLAN

SHARE OPTION AWARD AGREEMENT

This Agreement sets forth the terms and conditions of the award (this “Award”) granted to the recipient set forth in Section 2 (the “Grantee”) by MF Global Ltd., a Bermuda company (the “Company”), under the MF Global Ltd. 2007 Long Term Incentive Plan (the “Plan”), of an option (the “Option”) to purchase common shares of the Company (“Shares”) under the terms and conditions set forth herein.

1. The Plan. This Award is made pursuant to the Plan, a copy of which has been furnished to the Grantee, and the terms of the Plan are incorporated into this Agreement, except as otherwise specifically stated herein. Capitalized terms used in this Agreement that are not defined in this Agreement have the meanings as used or defined in the Plan. References in this Agreement to any specific Plan provision will not be construed as limiting the applicability of any other Plan provision.

2. Award. Effective as of the date set forth below (the “Grant Date”), the Company hereby grants to the Grantee as compensation for the Grantee’s service as an employee of the Company, or any of its Subsidiaries or Affiliates, the right and option to purchase, subject to the terms of this Agreement and the Plan and subject to the provisions of Sections 3 and 4, all or any part of the aggregate number of Shares set forth below (the Shares that are deliverable to the Grantee pursuant to exercise of this Option, the “Option Shares”) at a purchase price per Share that will be equal to the Fair Market Value of a Share on the Grant Date (the “Option Price”).

Name of Grantee:

Grant Date:

Number of Shares:

Option Price:

Until the Option Shares are issued to the Grantee pursuant to Section 9, the Grantee has no rights as a shareholder of the Company.

THIS AWARD IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AWARD AGREEMENT INCLUDING, WITHOUT LIMITATION, THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 22, THE DATA PRIVACY CONSENT SET FORTH IN SECTION 21, THE ELECTRONIC DELIVERY CONSENT SET FORTH IN SECTION 23 AND ANY APPLICABLE RESTRICTIVE COVENANTS SET FORTH IN SECTION 15 AND ANNEX 1 TO THIS AGREEMENT.

3. Vesting. Except as otherwise provided in Sections 5 and 6, this Option will vest in respect of one-third of the Option Shares on each of the first, second and third anniversaries of the Grant Date (each such anniversary a “Vesting Date”) and will be exercisable only to the extent that it has vested.

4. Term of Option. This Option will expire on the seventh (7th) anniversary of the Grant Date (the “Expiration Date”) and must be exercised, if at all, on or before the earlier of the Expiration Date or the date on which this Option is earlier terminated in accordance with the provisions of Section 5 or 6 of this Agreement .

5. Termination of Employment. Subject to Section 6 and the terms of any employment agreement between the Grantee and the Company or any Affiliate or Subsidiary, if the Grantee’s employment with the Company and its affiliates terminates for any reason prior to the final Vesting Date, to the extent the Option has not yet vested in accordance with Section 4, it will automatically be forfeited and cancelled by the Company upon such termination of employment, and to the extent (and only to the extent) that it is vested on the date the Grantee’s employment terminates, the Option may be exercised by the Grantee no later than 90 days after the date of such termination (but in no event later than the Expiration Date), except as follows.

(a) By the Company for Cause. If the Grantee’s employment is terminated by the Company (or any Subsidiary or Affiliate) for Cause, upon such termination of employment the Option will automatically be forfeited in full and cancelled by the Company and any portion of the Option that had previously vested will immediately cease to be exercisable. For purposes of this Agreement, “Cause” means the Grantee’s (i) conviction, or plea of nolo contendere (or a similar plea), in a criminal proceeding; (ii) misconduct; (iii) dishonesty; (iv) violation of any law, rule, regulation of any governmental authority, securities exchange or association or any other regulatory or self-regulatory body or agency applicable to the Grantee or the Company, or any material violation of the Company’s policies or procedures; (v) willful or repeated failure or refusal to perform the Grantee’s duties satisfactorily; (vi) engaging in any activity deemed by the Committee to be contrary or harmful to the interests of the Company; or (vii) such other or different circumstances as the Committee may determine to constitute Cause; in each case as determined by the Committee, which determination will be final, binding and conclusive; provided, however, that if “Cause” is defined in an employment agreement between the Grantee and the Company, that definition will apply in lieu of the definition set forth herein.

(b) Death or Disability. If the Grantee’s termination of employment is due to the Grantee’s death or Disability, the Option will immediately vest in full as of the date of such termination and to the extent that the Option is vested on the date of such termination (after giving effect to the accelerated vesting provided for in this Section 5(b)), the Option may be exercised by the Grantee no later than 1 year after the date of such termination, but in no event later than the Expiration Date. For purposes of this Agreement, “Disability” means the Grantee’s total and permanent disability in accordance with the Company’s long-term disability plan, or if no such plan is applicable to the Grantee, as determined by the Committee in its sole discretion; provided, however, that if “Disability” is defined in an employment agreement between the Grantee and the Company, that definition will apply lieu of the definition set forth herein.

(c) Retirement. If the Grantee’s termination of employment is by reason of Retirement and if the Grantee has completed at least 10 years of continuous service with the Company and its Subsidiaries and Affiliates (including service with any Man Group plc entity before the Effective Date of the Plan) at the time of such termination (or such shorter period of service as determined by the Committee), the

Committee may in its sole discretion provide that the Option (i) will not be forfeited, but will remain outstanding and continue to vest in accordance with this Agreement notwithstanding the Grantee’s termination of employment or (ii) will vest on a pro rata basis, such that effective as of the date of such termination, the Option will be vested in respect of the aggregate number of Option Shares subject to the Option multiplied by the greater of (A) one-third and (B) a fraction, the numerator of which is the number of days that have elapsed from and including the Grant Date through the effective date of the Grantee’s termination of employment, and the denominator of which is 1,095 (the “Pro-Rata Portion”), and the Option in respect of the remainder of the Option Shares will be forfeited. To the extent that the Option is vested on the date of the Grantee’s termination for Retirement or thereafter (after giving effect to any accelerated or continued vesting that may be provided for by the Committee pursuant to this Section 5(c)), the Option may be exercised by the Grantee no later than 5 years after the date of such termination, but in no event later than the Expiration Date. For purposes of this Agreement, “Retirement” means a termination after age 60 in accordance with the retirement policies of the Company (or, as applicable, one of its Subsidiaries or Affiliates).

(d) By the Company for Redundancy. If the Grantee’s employment is terminated by the Company (or any Subsidiary or Affiliate) for reasons of Redundancy (which for avoidance of doubt does not include a termination for death, Disability, Retirement or Cause), the Option will vest in respect of the Pro Rata Portion of Option Shares as of the effective date of the Grantee’s termination of employment, and the remainder of the Option will be forfeited. To the extent that the Option is vested on the date of the Grantee’s termination for reasons of Redundancy (after giving effect to any accelerated vesting that may be provided for by the Committee pursuant to this provision), the Option may be exercised by the Grantee no later than 3 years after the date of such termination, but in no event later than the Expiration Date. For purposes of this Agreement, whether a termination of the Grantee’s employment is for reasons of “Redundancy” will be determined by the Committee in its sole discretion.

6. Change in Control. Notwithstanding any other provision of this Agreement or the Plan, upon a Change in Control, the Option will vest in full and, subject to applicable law, become exercisable in accordance with Section 13 of the Plan.

7. Manner of Exercise.

(a) Share Option Exercise Agreement. To exercise this Option, the Grantee (or in the case of exercise after the Grantee’s death, the Grantee’s executor, administrator, heir or legatee, as applicable) must deliver to the Company an executed share option exercise agreement in the form attached hereto as Exhibit A, or in such other form as may be required by the Company from time to time (the “Exercise Agreement”), which will set forth, inter alia, the Grantee’s election to exercise this Option and the number of Shares being purchased. If someone other than the Grantee exercises this Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise this Option.

(b) Limitations on Exercise. This Option may not be exercised unless such exercise is in compliance, to the reasonable satisfaction of the Committee, with all applicable foreign, federal and state securities laws, as they are in effect on the date of exercise. In addition, this Option may not be exercised if the Committee determines that an event constituting Cause has occurred during the Grantee’s employment with the Company and its Subsidiaries and Affiliates.

(c) Payment. The Exercise Agreement will be accompanied by full payment of the Option Price for each of the Shares being purchased by the Grantee (such aggregate amount, the “Exercise Price”) in cash (or by certified check), or where permitted by law:

(i) by tender of Shares (that unless otherwise determined by the Committee, are free and clear of all liens, claims, encumbrances or security interests) having a Fair Market Value (determined on the date of exercise) equal to the Exercise Price;

(ii) provided that a public market for the Shares exists: (A) through a “same day sale” commitment from the Grantee and an independent broker-dealer that is acceptable to the Company (a “Broker-Dealer”) whereby the Grantee irrevocably elects to exercise this Option and to sell a portion of the Shares so purchased to pay for the Exercise Price and whereby the Broker-Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company; or (B) through a “margin” commitment from the Grantee and a Broker-Dealer whereby the Grantee irrevocably elects to exercise this Option and to pledge the Shares so purchased to the Broker-Dealer in a margin account as security for a loan from the Broker-Dealer in the amount of the Exercise Price, and whereby the Broker-Dealer irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company;

(iii) by any combination of the foregoing; or

(iv) at the discretion of the Committee and to the extent permitted by law, such other method as may be prescribed from time to time.

8. Tax Withholding. Prior to the issuance of the Shares upon exercise of this Option, the Grantee will pay, or otherwise provide for to the satisfaction of the Company, any applicable federal, state, local and foreign withholding obligations of the Company. To the extent permitted by law, the Grantee may provide for payment of withholding taxes upon exercise of this Option by requesting that the Company retain Shares with a Fair Market Value (determined as of the date of exercise) equal to the statutory minimum amount of taxes required to be withheld. In such case, the Company will issue the net number of Shares to the Grantee by deducting the Shares retained from the Shares issuable upon exercise of this Option.

9. Issuance of Shares. As promptly as is practicable after the receipt of the Exercise Agreement, in form and substance reasonably satisfactory to counsel for the Company, payment of the Exercise Price and satisfaction of applicable withholding requirements, the Company will issue the Option Shares registered in the name of the Grantee, the Grantee’s authorized assignee or the Grantee’s legal representative, as applicable, and will deliver certificates representing the Option Shares with the appropriate legends affixed thereto. The Company may reasonably postpone such issue and delivery until it receives satisfactory proof that the issuance of such Option Shares will not violate any of the provisions of the Securities Act or the Exchange Act, any rules or regulations of the Securities and Exchange Commission (“SEC”) promulgated thereunder, or the requirements of applicable state or foreign law relating to authorization, issuance or sale of securities, or until there has been compliance with the provisions of such acts or rules. The Grantee understands that the Company is under no obligation to register or qualify the Option Shares with the SEC, any state securities commission or any stock exchange to effect such compliance.

10. Lock-Up Agreement; Legends and Trading Policies. The Grantee agrees that, if requested by the Company in connection with an initial public offering, the Grantee will not sell, offer for sale, or otherwise dispose of the Option Shares for such period of time as is determined by the Board, provided that at least a majority of the Company’s directors and officers who hold Shares at such time are similarly bound. The Company may affix to certificates representing Shares issued pursuant to this Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which the Grantee may be subject under a separate agreement with the Company and its Affiliates.). The Company may advise the transfer agent to place a stop order against any legended Shares. To the extent applicable, the Grantee agrees that he or she will not sell, transfer by any means or otherwise dispose of the Option Shares acquired by him except in accordance with Company’s insider trading policy regarding the sale and disposition of securities owned by employees and/or directors of the Company.

11. Non-Transferability of Option. Except as otherwise may be provided by the Committee, this Option may not be transferred in any manner other than by will, by the laws of descent and distribution, or subject to the prior written consent of the Committee (a) by instruments to an inter vivos or testamentary trust in which the Option is passed to beneficiaries upon the death of the Grantee or (b) by gift to Immediate Family, which will include for purposes of this Agreement a family limited partnership or any similar entity which is primarily for the benefit of the Grantee and his or her Immediate Family (provided that any portion of the Option which is intended to be an Incentive Share Option may not be transferred by gift to Immediate Family), and may be exercised during the lifetime of the Grantee only by the Grantee or the Grantee’s legal representative. The terms of this Option will be binding upon the executors, administrators, successors and assigns of the Grantee.

12. Privileges of Share Ownership. The Grantee will not have any of the rights of a shareholder of the Company with respect to any Option Shares (and, for avoidance of doubt, will not be deemed to own any Option Shares for purposes of any employment agreement or otherwise) until the Option Shares are issued to the Grantee and no adjustment will be made for cash distributions in respect of such Option Shares for which the record date is prior to the date upon which such the Grantee or permitted transferee will become the holder of record thereof.

13. Entire Agreement. The Plan is incorporated herein by reference. This Agreement (together with Annex 1), the Plan, the Exercise Agreement and any such other documents as may be executed in connection with the exercise of this Option constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements with respect to such subject matter. Any action taken or decision made by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Agreement will lie within its sole and absolute discretion, as the case may be, and will be final, conclusive and binding on the Grantee and all persons claiming under or through the Grantee.

14. No Obligation to Employ. Nothing in the Plan or this Agreement will confer on the Grantee any right to continue to serve as an employee of, or to continue in any other relationship with, the Company, any Subsidiary or any Affiliate, or limit in any way the right of the Company, any Parent or any Subsidiary or Affiliate to terminate the Grantee’s employment or other relationship at any time, with or without Cause.

15. Covenants of Confidentiality, Noncompetition and Nonsolicitation. The Grantee agrees that cancellation of this Agreement and forfeiture of all vested and unvested Options pursuant hereto will result if the Grantee breaches any applicable covenants set forth in Annex 1 to this Agreement, the provisions of which are incorporated into this Agreement by reference.

16. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement will be in writing and addressed to the Vice President – Human Resources of the Company at its principal corporate offices in New York, New York (United States of America). Any notice required to be given or delivered to the Grantee will be in writing and addressed to the Grantee at the address last on the records of the Company. All notices will be deemed to have been given or delivered upon: personal delivery; three days after deposit in the United States mail by certified or registered mail (return receipt requested); two business days after deposit with any return receipt express international courier (prepaid); one business day after deposit with any return receipt express United States courier (prepaid); or one business day after transmission by facsimile.

17. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, all the provisions of the Plan and this Agreement will be binding upon the Grantee and the Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.

18. Adjustments. In the event of any change in the outstanding shares of the Company after the Grant Date or any other event described in Section 5 of the Plan occurring after the Grant Date, the Board or the Committee will make such equitable substitution or adjustment (including cash payments) as provided for under Section 5 of the Plan in order to preserve the value of the Grantee’s Award.

19. Binding Effect. Any action taken or decision made in good faith by the Committee arising out of or in connection with the construction, administration, interpretation or effect of this Agreement will lie within its sole and absolute discretion, as the case may be, and will be final, conclusive and binding on the Grantee and all persons claiming under or through the Grantee.

20. Section 409A. If any compensation provided by this Agreement may result in the application of Section 409A of the Code, the Company will, in consultation with the Grantee modify the Agreement in the least restrictive manner necessary in order to, where applicable, (a) exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or (b) comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions and to make such modifications, in each case, without any diminution in the value of the payments to the Grantee.

21. Data Privacy Consent. In order to administer the Plan and this Award, the Company may process personal data about the Grantee. Such data may include, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about the Grantee such as the Grantee’s home address and telephone number, date of birth, social security or other identification number, salary and other payroll information, nationality, job title, directorships and/or Shares held in the Company, and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan and this Award. By accepting this grant, the Grantee hereby gives explicit consent to the Company (a) to process any such personal data and (b) to transfer any such personal data outside the country in which the Grantee works or is employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who will include the Company, its Subsidiaries and Affiliates, and to other persons who are designated by the Company to administer the Grantee’s participation in Plan (including without limitation to any broker or other third party with whom the Shares acquired on payment of the Award may be deposited).

22. Arbitration/Choice of Forum.

(a) Any dispute, controversy or claim between the Company and the Grantee, arising out of or relating to or concerning the Plan or this Agreement (including Annex 1), will be finally settled by arbitration in New York, New York (United States of America) before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by the Grantee must first be submitted to the Committee in accordance with claims procedures determined by the Committee. This Section is subject to the provisions of Sections 22(b) and (c) below.

(b) THE COMPANY AND THE GRANTEE HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AGREEMENT THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO SECTION 22(a) OF THIS AGREEMENT. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Company and the Grantee acknowledge that the forum designated by this Section 22(b) has a reasonable relation to the Plan, this Agreement, and to the Grantee’s relationship with the Company. Notwithstanding the foregoing, nothing herein will preclude the Company from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of this Paragraph 22. Also, the Company may bring such an action or proceeding, in addition to its rights under Section 22(a) and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of Section 15 and Annex 1. The Grantee agrees that his or her violation of any provision of Section 15 and Annex 1 would cause damage to the Company that cannot be measured or repaired, the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of those provisions, no bond will need to be posted for the Company to receive such an injunction, order or other relief and no proof will be required that monetary damages for violations of those provisions would be difficult to calculate and that remedies at law would be inadequate.

(c) The agreement by the Grantee and the Company as to forum is independent of the law that may be applied in the action, and the Grantee and the Company agree to such forum even if the forum may under applicable law choose to apply non-forum law. The Grantee and the Company hereby waive, to the fullest extent permitted by applicable law, any objection which the Grantee or the Company now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 22(b). The Grantee and the Company undertake not to commence any action, suit or proceeding arising out of or relating to or concerning this Agreement in any forum other than a forum described in this Section 22. The Grantee and (subject to the last sentence of Section 22(a)) the Company agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court will be conclusive and binding upon the Grantee and the Company.

(d) The Grantee irrevocably appoints the Secretary of the Company as the Grantee’s agent for service of process in connection with any action, suit or proceeding arising out of or relating to or concerning this Agreement which is not arbitrated pursuant to the provisions of Section 22(a), who will promptly advise the Grantee of any such service of process.

(e) The Grantee hereby agrees to keep confidential the existence of, and any information concerning, a dispute described in this Section 22, except that the Grantee may disclose information concerning such dispute to the arbitrator or court that is considering such dispute or to the Grantee’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute), or as may be required by law or legal process after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law). Nothing in this Agreement prohibits the Grantee from providing truthful testimony concerning the Company and its Subsidiaries to governmental, regulatory or self-regulatory authorities.

(f) The Grantee recognizes and agrees that prior to the grant of this Award the Grantee has no right to any benefits hereunder. Accordingly, in consideration of the receipt of this Award, the Grantee expressly waives any right to contest the amount of this Award, terms of this Agreement, or any determination, action or omission hereunder or under the Plan made or taken in good faith by the Committee, the Company or the Board, or any amendment to the Plan or this Agreement (other than an amendment to which the Grantee’s consent is expressly required by Section 14 of the Plan) and the Grantee expressly waives any claim related in any way to the Award including any claim based on any promissory estoppel or other theory in connection with this Award and the Grantee’s employment with the Company.

23. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to the Plan, the Options or future Awards that may be awarded under the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery, including by accessing such documents on a website, and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. In addition, the Company may choose to provide and deliver certain statutory and/or bye-law materials or documents relating to the Plan in electronic form. By accepting this Award, you agree that the Company may deliver the Plan prospectus, the Company’s annual report and proxy statement and other required documents to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, please contact the Secretary of the Company with your request.

24. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (UNITED STATES OF AMERICA) WITHOUT REGARD TO WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

25. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed effective as of the Grant Date.

MF GLOBAL LTD.

By:
Name:
Title:

Accepted and Agreed:

[Name of Grantee]

Employee ID:___________________

Annex 1

Restrictive Covenants

Exhibit A

MF GLOBAL LTD.

2007 LONG TERM INCENTIVE PLAN (the “Plan”)

SHARE OPTION EXERCISE AGREEMENT

I hereby elect to purchase the number of Shares under the Plan as set forth below:

Grantee Name:	Number of Shares Purchased:

SSN/Tax ID:	Purchase Price per Share:

Address:	Aggregate Purchase Price:

Grant Date:

Exact Name of Title to Shares:

Delivery of Purchase Price. The Grantee hereby delivers to the Company the Exercise Price, to the extent permitted in the Share Option Award Agreement as follows (check as applicable and complete):

☐	in cash (by check) in the amount of $ , receipt of which is acknowledged by the Company;

☐	by delivery of __________ fully-paid, nonassessable and vested Shares owned free and clear of all liens, claims, encumbrances or security interests, valued at the current Fair Market Value of $________ per share;

☐	through a “same-day-sale” commitment, delivered herewith, from the Grantee and the Broker-Dealer named therein, in the amount of $__________; or

☐	through a “margin” commitment, delivered herewith from the Grantee and the Broker-Dealer named therein, in the amount of $ .

Payment of Withholding Tax. The Grantee hereby delivers to the Company the amount necessary to satisfy any withholding tax obligations of the Company, to the extent permitted in the Share Option Award Agreement as follows (check as applicable and complete):

☐	in cash (by check) in the amount of $ , receipt of which is acknowledged by the Company; or

☐	by the Company retaining Shares deliverable pursuant to the exercise of this Agreement with a Fair Market Value equal to the amount of such withholding tax obligation.

Date:
Signature of the Grantee